MANAGEMENT AGREEMENT
TO:
Kensington Asset Management, LLC
6207 Bee Caves Road, Suite 250
Austin, Texas 78746

Dear Sirs:

Kensington Defender Offshore Fund (the “Company” or the “Fund”), an Exempted Company incorporated in the Cayman Islands with limited liability, herewith confirms our agreement with you, Kensington Asset Management, LLC, a Texas limited liability company (the “Adviser”).
The Company has been organized as a wholly-owned subsidiary of the Kensington Defender Fund (the “Onshore Fund”), a series of Managed Portfolio Series, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), to hold certain assets to facilitate the implementation of the investment strategy of the Onshore Fund.
The Adviser acts as the investment adviser to the Onshore Fund pursuant to that certain Investment Advisory Agreement, dated as of May 24, 2023, by and between the Adviser and the Onshore Fund (the “Onshore Fund Advisory Agreement”).
You have been selected to act as the investment manager of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Company agrees with you as follows:
1.    ADVISORY SERVICES
Subject to the supervision of the Directors of the Company, you will furnish or arrange to be furnished a continuous investment program for the Fund, consistent with the Fund’s investment objective and policies and, in that regard, you will provide or arrange to be provided to the Fund such investment advice as you, in your discretion, deem advisable. You will determine or arrange for others to determine the securities, instruments, assets, and investments to be purchased, held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Company and the Onshore Fund as the Directors of the Company or Trustees of the Onshore Fund may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Company.
You shall provide at least sixty (60) days’ prior written notice to the Company of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in control, as contemplated under the Act. You shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2.    USE OF SUB-ADVISERS
You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved by the Company’s Board. You shall be responsible for the fees, costs and expenses payable to any sub-adviser, as specified in the sub-advisory agreement related thereto. Any such delegation shall not relieve you from any liability hereunder.
3.    ALLOCATION OF CHARGES AND EXPENSES
You will pay the compensation and expenses of any persons rendering any services to the Company who are directors, officers, employees, members or stockholders of your limited liability company and will make available, without expense to the Fund, the services of such of your employees as may duly be elected managers, directors or officers of the Company, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any managers, directors, officers and employees of the Company who are not directors, officers, employees, members or stockholders of your limited liability company will be paid by the Fund. You will pay all advertising, promotion and other distribution expenses incurred in connection with the Fund’s shares to the extent such expenses are not permitted to be paid by the Fund under any distribution expense plan or any other permissible arrangement that may be adopted in the future.
The Fund will be responsible for the payment of all operating expenses of the Fund, including offering expenses; the compensation and expenses of any employees of the Company and of any other persons rendering any services to the Fund (except as provided in the previous paragraph); clerical and shareholder service staff salaries; office space and other office expenses; legal, auditing and accounting expenses; expenses of organizing the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; and all other operating expenses not specifically assumed by you. The Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of any directors who are not associated with the Adviser or any sub adviser, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Company’s directors and officers with respect thereto.
You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.
4.    COMPENSATION OF THE MANAGER
For all of the services to be rendered as provided in this Agreement, the Company will pay the Adviser monthly an investment management fee at the annual rate of 1.25% of the average daily net assets of the Company (which amount alternatively may be paid, in the discretion of the Adviser, at the level of the Onshore Fund and calculated by reference to such fund’s daily net assets attributable to the Company).

5.    EXECUTION OF PURCHASE AND SALE ORDERS
In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or as delegated by you to any sub-adviser), subject to review of this selection by the Directors from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.
You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion. The Fund and you understand and acknowledge that, although the information may be useful to the Fund and you, it is not possible to place a dollar value on such information. The Directors shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.
A broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund’s portfolio transactions through such broker or dealer.
Subject to the provisions of the Act, and other applicable law, you, any of your affiliates or any affiliates of your affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to your clients concerning the shares of the Fund, you will act solely as investment counsel for such client and not in any way on behalf of the Fund.
6.    PROXY VOTING
You (or as delegated by you to a sub-adviser) will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you (or the applicable sub-adviser) deem, in good faith, to be in the best interest of the Fund and in accordance with your (or the applicable sub-adviser’s) proxy voting policy. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Company prior to the execution of this Agreement.

7.    CODE OF ETHICS
You have adopted a written code of ethics complying with the requirements of Rule 17j-l under the Act and will provide the Company with a copy of the code and evidence of its adoption. Annually, you will certify that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-l) from violating the code.
8.    SERVICES NOT EXCLUSIVE
Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.
9.    LIMITATION OF LIABILITY/INDEMNIFICATION
a.    The Adviser shall not be liable for any losses, damages, liabilities, costs and expenses (including legal) (collectively, “Losses”) due to a mistake or error of judgment or for any Losses suffered by the Fund in connection with the matters to which this Agreement relates, except Losses resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or Losses resulting from acts or omissions involving willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement, whether express or implied. In no event shall the Adviser be liable for any special, consequential or punitive damages.
b.    The Company shall indemnify the Adviser and any of its directors, officers, employees or affiliates against all Losses incurred by the Adviser or such parties by reason of, or arising out of, any act or omission by the Company under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Adviser, or as a result of the Adviser’s reckless disregard for, or breach of, its fiduciary duties to the Company.
c.    The Adviser shall indemnify the Company and any of its directors, officers, employees or affiliates against all Losses incurred by the Company by reason of, or arising out of, any act or omission by the Adviser under this Agreement (other than for acts or omissions for which the Adviser is not liable under Section 9.a. of this Agreement), or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Company.
d.    This Section 9 shall survive the termination of the Agreement.

10.    DURATION AND TERMINATION OF THIS AGREEMENT
The term of this Agreement shall begin on the execution date as set forth below, provided that this Agreement has been initially approved for the Company by a vote of its Board, and shall continue in effect from year to year thereafter, so long as the Adviser remains the investment adviser to the Fund. This agreement may be terminated at any time, without the payment of any penalty, by the vote of the Board, upon 60 (sixty) days’ written notice to the Adviser. This Agreement also may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 (sixty) days’ written notice to the Company. This Agreement shall also automatically terminate in the event of the termination of the Onshore Fund Advisory Agreement.
11.    AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Adviser and Company and approved by the Company’s Board of Directors.
12.    LIMITATION OF LIABILITY TO COMPANY PROPERTY
The term “Kensington Defender Offshore Fund” means and refers to the managers from time to time serving under the Company’s Articles of Association and Memorandum of Association as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of managers, officers, employees, agents or nominees of the Company, or any shareholders of any share of the Company, personally, but bind only the property of the Company, as provided in the Companies Act (As Revised) of the Cayman Islands. The execution and delivery of this Agreement have been authorized by the Company’s Board of Directors and signed by officers of the Company, acting as such, and neither such authorization nor such execution by such officers shall be deemed to have been made by any Board member or officer individually or to impose any liability on any of them personally, but shall bind only the property of the Company as provided in its Articles of Association and Memorandum of Association.
13.    SEVERABILITY
In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
14.    BOOKS AND RECORDS
In compliance with the requirements of Rule 3la-3 under the Act, you agree that all records that you maintain for the Company are the property of the Company, and you agree to surrender promptly to the Company such records upon the Company’s request. You further agree to preserve for the periods prescribed by Rule 3la-2 under the Act all records that you maintain for the Company that are required to be maintained by Rule 31a-1 under the Act.
15.    QUESTIONS OF INTERPRETATION
(a)    This Agreement shall be governed by the laws of the State of Delaware.

(b)    For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.
(c)    Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.
16.    NOTICES
Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company is c/o Kensington Asset Management, LLC, 6207 Bee Caves Road, Suite 250, Austin, Texas 78746.
17.    CONFIDENTIALITY
You agree to treat all records and other information relating to the Company and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Directors of the Company has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.
18.    COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.    BINDING EFFECT
Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.
20.    CAPTIONS
The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Company, whereupon this letter shall become a binding contract upon the date thereof.
[Signature page follows]

Yours very truly,
Kensington Defender Offshore Fund

By: /s/William Bower
Name: William Bower
Title: Director
Date: 05/16/2023
ACCEPTANCE:
The foregoing Agreement is hereby accepted.

Kensington Asset Management, LLC
By: /s/ William Bower
Name: William Bower
Title: Executive Director
Date: 05/16/2023